SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
       of the Securities Exchange Act of 1934, as amended
                    (Amendment No. ________)

Filed by the Registrant [X]
Filed by a Party Other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                     TEMTEX INDUSTRIES, INC.
        (Name of Registrant as Specified In Its Charter)


           -------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

   * Set forth amount on which the filing is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       TEMTEX INDUSTRIES, INC.
                    5400 LBJ Freeway, Suite 1375
                        Dallas, Texas  75240

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Temtex Industries, Inc.:

The Annual Meeting of Stockholders of Temtex Industries, Inc., will be held at the Lincoln City Club, 5440 LBJ Freeway, 3rd Floor,
Dallas, Texas 75240, Terrace Room, at 10:00 a.m. on March 4, 1999, for the following purposes:

     (a) To elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and shall qualify; and

     (b) To transact such other business as may properly come before the meeting.

Only holders of Common Stock of record at the close of business on January 22, 1999 are entitled to notice of or to vote at the meeting.

YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. HOWEVER, IF YOU ARE UNABLE TO DO SO, PLEASE COMPLETE, DATE, SIGN AND RETURN THE
ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.  NO POSTAGE WILL BE
REQUIRED IF MAILED WITHIN THE UNITED STATES.

                              By Order of the Board of Directors,



                              James E. Upfield
                              Chairman of the Board

Dallas, Texas
February 9, 1999

                      TEMTEX INDUSTRIES, INC.
                    5400 LBJ Freeway, Suite 1375
                        Dallas, Texas 75240


                          PROXY STATEMENT

A proxy in the accompanying form is being solicited on behalf of the Board of Directors of Temtex Industries, Inc. (the "Company"), for use at the Company's Annual Meeting of Stockholders to be held at the Lincoln City Club, 5440 LBJ Freeway, 3rd Floor, Dallas, Texas 75240, Terrace Room, at 10:00 a.m., central time zone, on March 4, 1999, and at any adjournment(s) thereof. The Company will bear the cost of such solicitation. In addition to solicitations by mail, officers and regular employees of the Company may, to a limited extent and without additional remuneration, solicit proxies personally or by telephone or facsimile. Proxies, together with copies of this Proxy Statement, are first being mailed to stockholders of the Company on or about February 9, 1999.

Execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the meeting and to vote in person, and any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by those named in the proxy (i) "FOR" the election as directors of those nominees named in the Proxy Statement; and (ii) in accordance with their best judgment on all other matters that may properly come before the meeting.



                    VOTING SECURITIES AND QUORUM

Only stockholders of record at the close of business on January 22, 1999 will be entitled to notice of and to vote at the Annual Meeting. On January 22, 1999, the Company had issued and outstanding 3,477,141 shares of $0.20 par value Common Stock (the "Common Stock"), which is the only class of its capital stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented to the stockholders.

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Assuming the presence of a quorum, the affirmative vote of the holders on the record date of a plurality of the shares of Common Stock outstanding, represented in person or by proxy at the Annual Meeting, is required to elect directors for the Company.

               PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company knows of no person owning beneficially more than 5% of the Company's
Common Stock, except for the following persons who beneficially owned, as of January 22, 1999, the number of shares of Common Stock of the Company set forth opposite each such person's name in the table below:


                                                            Amount and Nature
Title of          Name and Address                          of Beneficial         Percent
Class             of Beneficial Owner                       Ownership (1)         of Class
--------          -------------------                       ------------------    --------

Common Stock      James E. Upfield                          1,081,090 (2)         31.1%
                  5400 LBJ Freeway, Suite 1375
                  Dallas, Texas 75240

Common Stock      Franklin Resources, Inc.                    265,500             7.6%
                  777 Mariners Island Blvd.
                  San Mateo, California 94404

Common Stock      Dimensional Fund Advisors, Inc .            196,000             5.6%
                  1299 Ocean Avenue, 11th Floor
                  Santa Monica, California 90401

__________________
    (1)   The nature of the beneficial ownership of the shares by
          the respective persons or group is sole voting and investment power unless otherwise indicated.

    (2)   Includes 24,750 shares of Common Stock over which Mr.
          Upfield has shared voting and investment power owned by HUTCO, a California partnership of which Mr. Upfield is a general partner.

                               -2-

              OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth the beneficial ownership (as defined by the rules of the Securities and Exchange Commission) of Common Stock of the Company by the incumbent directors, each of the named officers in the Summary Compensation Table below and all directors and officers as a group, together with the percentage of the outstanding shares which such ownership represents. Information is stated as of January 22, 1999.


                                               Amount and
Name or Identity              Title of         Nature of Bene-            Percent
of Group                      Class            ficial Ownership (1)       of Class
----------------              --------         -------------------        --------
James E. Upfield              Common Stock      1,081,090 (2)              31.1%

E. R. Buford                  Common Stock         14,062 (3)               3.3%

Joseph V. Mariner, Jr.        Common Stock          6,725 (4)                *

Larry J. Parsons              Common Stock          7,000 (4)                *

Scott K. Upfield              Common Stock         31,500 (5)               1.0%

Richard W. Griner             Common Stock          4,500 (5)                *

R. N. Stivers                 Common Stock         30,043 (6)               1.0%

All present executive officers
  and directors as a group
  (7 persons)                 Common Stock      1,274,920 (7)              36.7%
__________

  * Denotes less than 1%.

 (1) The nature of the beneficial ownership of the shares by the respective persons or group is sole voting and investment power unless otherwise indicated.

 (2) Includes 24,750 shares of Common Stock over which Mr. Upfield has shared voting and investment power owned by HUTCO, a partnership of which Mr. Upfield is a general partner.

 (3) Includes 65,000 shares of Common Stock issuable upon the exercise of options granted under the 1990 Stock Plan for Key Employees of.
      Temtex Industries, Inc. and its Subsidiaries (the "1990 Plan").
      Includes 5,000 shares of Common Stock over which Mr. Buford has shared voting and investment power owned by Virginia H.
      Buford, Mr. Buford's spouse.

(4) Includes 6,500 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Stock Option Plan
      (the "Outside Director Plan").

                                   -3-


(5 Includes 4,000 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Plan.

(6) Includes 7,500 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan.

(7) Includes 93,500 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan and the Outside Director Plan.

                                 -4-

           INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors has two standing committees: the Audit
Committee and the Compensation Committee. The Company has no formal nominating committee.

The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and reviews with the auditors the plan and scope of their audit for each year, the results of the audit when completed and their fees for services performed. The Audit Committee also reviews the Company's policies and procedures designed to avoid improper conflicts of interest. The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Audit Committee are Messrs. S. K. Upfield (Chairman), Parsons and Griner. The Audit Committee held two meetings during the twelve months ended August 31, 1998.

The Compensation Committee recommends to the Board of Directors salaries and other compensation payable to certain officers of the Company. The present members of the Compensation Committee are Mr. Griner (Chairman) and Messrs. Parsons, J. E. Upfield, S. K. Upfield and Mariner. The Compensation Committee held two meetings during the twelve months ended August 31, 1998.

During the twelve months ended August 31, 1998, the full Board of Directors held four meetings. Each incumbent director attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (2) the total number of meetings of all committees of the Board on which he served (during the periods that he served).

                       ELECTION OF DIRECTORS

                              (Item 1)

Six (6) directors will be elected at the Annual Meeting of Stockholders by the holders of the Common Stock. Each director is elected for a term of one year to serve until the next Annual Meeting of Stockholders and until his successor is elected and has qualified. The accompanying proxy (unless otherwise directed) will be voted for the election of directors of the Company of the six (6) persons named below. If any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee and for the other nominees named below. The management of the Company has no reason to believe that any nominee will be unable to serve.
                                -5-

The names of the directors and nominees for the office of director and information about them, as furnished by the directors and nominees themselves, are set forth below:

                                                 Positions and Offices with
                                First            Company, Business Experience
                                Became a         During Past Five Years and
   Name                  Age    Director in      Other Directorships
------------             ---    -----------      ----------------------------
James E. Upfield         78       1969           Chairman of the Board of the
                                                 Company for more than the
                                                 past five years; also
                                                 Chairman of the Board of
                                                 Temco Fireplace Products,
                                                 Inc., a wholly-owned
                                                 subsidiary of the Company;
                                                 serves as a director of
                                                 Magnum Hunter Resources,
                                                 Inc. which is engaged in the
                                                 sale of oil, gas and
                                                 oilfield services.

E. R. Buford              63       1973         President of the Company for
                                                more than five years and was
                                                elected Chief Executive
                                                Officer of the Company in
                                                February 1986; President and
                                                director of Temco Fireplace
                                                Products, Inc., a wholly-
                                                owned subsidiary of the
                                                Company, for more than the
                                                past five years.

Joseph V.                78       1979         Retired as Chairman and
Mariner, Jr.                                   Chief Executive Officer of
                                               Hydro-Metals, Inc., when it
                                               was acquired by Wallace
                                               Murray Corporation, a
                                               manufacturer of plumbing
                                               ware and cutting tools;
                                               serves as a director of
                                               Peerless Mfg. Co., a
                                               manufacturer of separators
                                               and filters used for
                                               removing liquids and solids
                                               from gases and air; the
                                               Dyson-Kissner-Moran
                                               Corporation, a New York
                                               based privately owned
                                               investment company; Kearney
                                               National, Inc., a
                                               manufacturer of electrical
                                               power distribution products;
                                               and Renters Choice, Inc.,
                                               the largest operator in the
                                               U.S. rent-to-own industry,
                                               currently operating over
                                               2,000 company owned stores.

Larry J. Parsons        69       1989         Retired in 1988 as partner
                                              of Ernst & Whinney, (now
                                              known as Ernst & Young LLP)
                                              an international public
                                              accounting firm.  Mr.
                                              Parsons was a partner for
                                              more than five years before
                                              his retirement and holds no
                                              other directorships.

Scott K. Upfield        39       1992         President, Treasurer and a
                                              director of Insurance
                                              Technologies Corporation,
                                              a company principally engaged
                                              in developing and marketing
                                              software to the insurance
                                              industry for more than the
                                              past five years.


Richard W. Griner       60      1995          Director, President and
                                              Chief Operating Officer of
                                              the Hart Group, a privately
                                              owned company which supplies
                                              managerial services to
                                              privately owned Rmax, Inc. a
                                              manufacturer of rigid foam
                                              roofing and sheathing
                                              insulation for more than
                                              five years; director and
                                              President of HC Industries,
                                              Inc. and of HC Industries
                                              NV., Inc. subsidiaries of
                                              Rmax and director of Axon,
                                              Inc. a multifaceted
                                              contracting and service
                                              company.  Mr. Griner is also
                                              a director and President of
                                              Rmax.

Each of the above named nominees is a member of the present Board of Directors and was elected to such office at the Annual Meeting of Stockholders held March 5, 1998. There are no family relationships among any of the directors or among any of the directors and any officers of the Company except Messrs. James E. Upfield and Scott K. Upfield who are father and son.


                       EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The executive officers of the Company are Messrs. James E. Upfield, E. R. Buford and R. N. Stivers. Messrs. Upfield and Buford positions are described above. Mr. Stivers, age 63, has been Vice President-Finance, Secretary, Treasurer and Chief Financial Officer of the Company, for more than the past five years.

The following table provides certain disclosure of all compensation awarded to, earned by or paid to the chief executive officer of the Company and to each of the Company's two most highly compensated executive officers (other than the chief executive officer) whose total salary and bonus exceed $100,000. The Company had no other executive officer whose base salary and bonus exceeded $100,000 in 1998.


                                SUMMARY COMPENSATION TABLE

                                                            Long Term Compensation
            Annual Compensation                             ----------------------
        ---------------------------                        Awards         Payouts
                                                           --------       --------
                                                 Other                Securities           All
                                                 Annual   Restricted  Underlying   LTIP    Other
Name of                                          Compen-  Stock       Options      Pay     Compen-
Principal           Fiscal    Salary    Bonus    sation   Awards      /SAR's       outs    sation
Position            Year      ($)       ($)      ($)      ($)         (#)          ($)     ($)
---------          --------  --------  -------  -------  ----------  ------------ -----   ---------

E. R. Buford       1996      213,500     -0-     N/A       -0-         -0-         -0-      N/A
Chief Executive    1997      221,000     -0-     N/A       -0-         -0-         -0-      N/A
Officer
and President      1998      225,000     -0-     N/A       -0-         -0-         -0-      N/A
---------------------------------------------------------------------------------------------------
James E. Upfield   1996      150,000     -0-     N/A       -0-         -0-         -0-      N/A
Chairman of        1997      150,000     -0-     N/A       -0-         -0-         -0-      N/A
the Board          1998      150,000     -0-     N/A       -0-         -0-         -0-      N/A
---------------------------------------------------------------------------------------------------
R. N. Stivers      1996      112,000     -0-     N/A       -0-         -0-         -0-      N/A
Chief Financial    1997      116,000     -0-     N/A       -0-         -0-         -0-      N/A
Officer and Vice   1998      118,100     -0-     N/A       -0-         -0-         -0-      N/A
President-Finance
________________________________________________________________________________

Other annual compensation did not exceed the lesser of either $50,000 or 10% of total salary as disclosed in the Summary Compensation Table.


STOCK PLAN FOR KEY EMPLOYEES

The 1990 Plan provides for the grant of stock options, including "incentive stock options" within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-qualified stock options" which do not constitute incentive stock options, the grant of stock appreciation rights in connection therewith, and the allotment of shares of restricted stock, to key employees of the Company.

The 1990 Plan is intended to attract, retain and provide incentives for eligible key employees. The 1990 Plan is administered by a committee of the Board of Directors not eligible to receive awards under the 1990 Plan. Presently the Compensation Committee administers the 1990 Plan. Such committee has authority, in its discretion, to determine the individuals to whom, and the time or times at which restricted stock will be allotted or options or stock appreciation rights will be granted, the number of shares to be subject to each allotment of restricted stock, stock options and appreciation rights, the exercise price and duration of each option and other matters in connection with the administration of the 1990 Plan and the grant of awards thereunder. The exercise price of any option granted under the 1990 Plan may not be less than the fair market value of the Common Stock at the date of grant. Options and stock appreciation rights may be granted and restricted stock allotted under the 1990 Plan from time to time until December 31, 1999, on which date such 1990 Plan will terminate, unless it is sooner terminated as provided therein. A total of 195,000 shares of Common Stock are issuable under the 1990 Plan with an aggregate number of options (including stock appreciation rights) or shares of restricted stock which may be issued to any one employee in any fiscal year not to exceed 25,000.

OPTION GRANTS DURING 1998 FISCAL YEAR

There were no stock options granted to the Company's executive officers named in the Summary Compensation Table during fiscal year 1998.

OPTION EXERCISE AND VALUE

The following table includes the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options were exercised, the aggregate dollar value realized upon exercise and the total value of unexercised options held at the end of the last completed fiscal year for each of the Company's executive officers named in the Summary Compensation Table.




                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                  -----------------------------------------------------
                               AND FY-END OPTION/SAR VALUES
                              -----------------------------


                                                                              Value of
                                                   Number of Securities       Unexercised
                                                   Underlying Unexercised     In-the-Money
                                                   Options/SARs at FY-        Options/SARs
                                                   End                        at FY-End
                                                           (#)                    ($)
                                                    --------------------       --------------
                     Shares          Value            Exercisable/                Exercisable
  Name               Acquired        Realized         Unexercisable               Unexercisable
----------           --------        --------         -------------              --------------

E. R. Buford           -0-              -0-          Exercisable  50,000            $97,000
                                                     Exercisable  15,000              -0-  (1)
                                                     Unexercisable 5,000              -0-  (1)

James E.Upfield        -0-              -0-              -0-                          -0-

R. N. Stivers          -0-              -0-         Exercisable   7,500               -0-  (1)
                                                    Unexercisable 2,500               -0-  (1)
_________________
(1)   The Company's stock price at August 31, 1998 was below the option exercise price.


SELECT MANAGEMENT EMPLOYEE SECURITY PLAN

Except for the Company's Select Management Employee Security Plan, (the "Security Plan") the Company does not have any plans that could be deemed long-term incentive plans or defined benefit or actuarial plans under which benefits are determined primarily by reference to final compensation. The Security Plan provides certain death and retirement benefits to key employees of the Company. During the fiscal year ended August 31, 1998, ten employees were participating in the Security Plan (including the three named executive officers in the Summary Compensation Table above). The Company's Compensation Committee has discretion to select additional employees (not more frequently than annually) to participate in the Security Plan.

The Security Plan provides for benefits to be paid to each participant for a period of ten years after retirement (or to the beneficiary or estate of a participant for a period of ten years following the date of death of a participant) in an amount during each such year equal to approximately 50% of the participant's salary at the date of retirement or death. All required benefit payments are provided by individual life insurance, retirement insurance or annuity type policies. Pursuant to the Security Plan, the Company makes all contributions to fund the aggregate amount of insurance premiums required to purchase and maintain all applicable insurance or annuity type policies.

Any participant in the Security Plan who ceases to be an employee of the Company prior to attaining the age of 50 and ten years of employment and before normal retirement date may elect to purchase his insurance policy for one-third of its cash value on the date of termination. Any participant who ceases to be employed after attaining age 50 and ten years of service but before normal retirement will be assigned his insurance policy without any payment being required.

EXECUTIVE OFFICERS' EMPLOYMENT AGREEMENTS

The Company entered into three-year employment contracts with Mr.
E. R. Buford and Mr. R. N. Stivers (the "Executives") as of June 7, 1994. Under the terms of the agreements, Mr. Buford received an initial annual base salary of $201,300 and Mr. Stivers received an initial annual base salary of $105,000. During the term of the agreements, the Company may increase the base salary of the Executives, but cannot reduce the base amount of the salaries. In calendar 1998 Mr. Buford had a base salary of $225,000 and Mr. Stivers had a base salary of $118,000. The Executives will also be eligible to participate in any regular employee benefit program now or hereafter established by the Company.

On each anniversary of these agreements, the term shall be extended for an additional period of one year unless the Board of Directors elects, at the directors' meeting following the annual stockholders' meeting, not to extend the agreements.

The agreements may be terminated by the Company without cause upon 30 days prior written notice. In the event of termination without cause, the Company shall continue to pay the Executives their base salaries effective at the time of termination for a period of two and one half years for Mr. Buford and one year for Mr. Stivers.

If the Executives are involuntarily terminated, other than for cause, in contemplation of, or within three years following, a change of control (as defined in the agreements), the Company shall pay the Executives (i) a lump sum severance payment equal to two and one-half times such Executive base salary in effect at the time of involuntary termination, payable as a lump sum, and (ii) continuation of all employee benefits, executive benefits and perquisites or benefits reasonably equivalent thereto, for a period of two and one-half years.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Mr. Richard W. Griner (Chairman), Mr. Larry J Parsons, Mr. James
E. Upfield, Mr. Scott K. Upfield and Mr. Joseph V. Mariner, Jr. The Compensation Committee's primary function is to review the compensation awarded to the Company's Chief Executive and Chief Financial Officers and to approve the determinations of compensation to be paid to certain other senior executives of the Company. Salaries are reviewed at regular intervals, approximately annually, depending on job classification and competitive market levels. Mr. E. R. Buford (the Chief Executive Officer of the Company) and Mr. Roger N. Stivers (the Chief Financial Officer of the Company), have employment agreements with the Company which fix their annual salaries at certain minimum levels ($201,300 per annum for Mr. Buford and $105,000 per annum for Mr. Stivers). See "-Executive Officers' Employment Agreements."

In determining executive compensation, the Compensation Committee reviews the performance of the specific executive, the operating performance of the Company, the compensation for executives of companies which are comparable to the Company and the performance of the Company's Common Stock. Although the Compensation Committee does not utilize any formal mathematical formulae or objective thresholds, particular emphasis is given to the operating results of the Company. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development.

The Compensation Committee also believes that in order for the Company to succeed, it must attract and retain qualified executives who can not only perform satisfactorily on an individual basis but who can also retain and manage a quality staff of other executive officers and key employees. Thus, in addition to applying the criteria generally applicable to all executive officers, in determining the compensation of the Chief Executive Officer, the Compensation Committee may also be influenced to a significant extent by the overall performance of the Company's other executives and key employees.

In addition to the Compensation Committee's subjective determination of the factors noted above, the committee has access to, and reviews reports of, independent financial consultants who assimilate and evaluate the compensation of executive officers employed by companies which are generally comparable to the Company. During this year's review, the Compensation Committee considered the report, dated February 16, 1998, of a recognized independent consulting firm used by the committee each of the previous two years. The Compensation Committee seeks to establish base salaries that generally approximate the median range for comparable companies as set forth in the consultant's report. The independent consulting firm considers a wide spectrum of durable goods manufacturing companies to be "comparable" for this purpose; however, adjustments are made to reflect the relative size of such companies. The "Dow Jones Furnishings & Appliances" peer group used in the performance chart on page 14 of this Proxy Statement reflects a smaller group of the Company's competitors. The Compensation Committee believes that the use of a broader group of manufacturing companies for purposes of determining competitive levels of executive pay is justified because the Company competes with this larger group for the services of talented executives.

After a review of the factors discussed above, the Compensation Committee determines whether a particular executive should receive an increase in compensation, an incentive bonus under the Company's Executive Bonus Plan, a stock option or stock grant under the Company's Stock Option Plan for Key Employees, or any other compensation benefits. For fiscal 1997, the Compensation Committee noted that, although comparable companies were generally providing for modest increases to the base salaries of their executive officers, the Company's performance during this period did not meet expectations. As a result, the Compensation Committee determined to maintain Mr. Buford's base salary at $225,000 per annum. Neither the report of the independent financial consultants nor the Compensation Committee recommended that a bonus or other incentive payment be paid.

The Compensation Committee has reviewed the applicability of
Section 162(m) of the Code, which disallows a tax deduction for compensation to an executive officer in excess of $1.0 million per year. The Compensation Committee does not anticipate that compensation subject to this threshold will be paid to any executive officer of the Company in the foreseeable future. The committee intends to periodically review the potential consequences of Section 162(m) and may in the future structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m).



                          Mr. Richard W. Griner
                          Mr. Joseph V. Mariner, Jr.
                          Mr. James E. Upfield
                          Mr. Scott K. Upfield
                          Mr. Larry J. Parsons

PERFORMANCE GRAPH

The following table compares the performance of the Company's Common Stock with certain comparable indices:




                           [PERFORMANCE GRAPH OMITTED]









                            1993        1994         1995       1996      1997      1998
                         ----------  ----------   --------   --------  --------  --------
   TEMTEX INDUSTRIES,     $100.00     $121.06      $ 52.82    $ 40.88   $ 38.06   $ 35.25
   INC.
   Dow Jones Industrial   $100.00     $110.10      $133.27    $166.10   $229.66   $231.11
   Dow Jones Furnishings
   & Appliances           $100.00     $ 91.73      $ 93.27    $107.80   $133.46   $115.94


                     COMPENSATION OF DIRECTORS

DIRECTORS' REMUNERATION

Those directors who are regular salaried employees of the Company receive no additional compensation for their services as directors or as members of committees of the Board. Cash compensation currently payable to the other directors for services in that capacity consists of a retainer of $2,500 per year and a fee of $750 (in addition to travel expenses) for each day of each meeting of the Board of Directors attended. No additional retainers are paid for serving on a committee; however, if one or more committee meetings are held on a day other than one on which a Board meeting is held, committee members are paid a fee of $750 (in addition to travel expenses) for each day of such meeting or meetings.

Directors who are not regular salaried officers or employees who render services to the Company in a capacity or capacities other than that of a director (for example, as consultants or attorneys) may be compensated for such other services, and such compensation for other services shall not, except insofar as may be specified by the Company in particular cases, affect the cash compensation payable to such directors in their capacities as directors and members of committees of the Board of Directors. For the year ended August 31, 1998, the Company did not pay any additional compensation for services rendered to or for the benefit of any director, except as otherwise described in this Proxy Statement.

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

The Outside Director Plan is intended to encourage more extensive ownership of the Common Stock, to provide incentives and to attract and retain eligible outside directors of the Company. Under the Outside Director Plan, 30,000 shares of Common Stock were reserved and options exercisable for an aggregate of 21,000 shares have been granted. The Outside Director Plan is presently administered by the Board of Directors. The Board of Directors has authority, in its discretion, to determine the outside directors to whom, and the time or times in which, options will be granted, the number of shares to be subject to each option, and the purchase price of the shares covered by each option. The exercise price of any option granted under the Outside Director Plan may not be less than the fair market value of the Common Stock at the date of the grant. Options granted under the Outside Director Plan are non-qualified options for federal income tax purposes.

The following table shows stock options granted and presently exercisable to outside directors from May 23, 1990 to August 31, 1998:


                            Options
                            Granted and                 Value of Unexercised
                            Presently      Exercise    In-The-Money Options
                            Exercisable     Price/Sh    At Fiscal Year End
                            -----------     --------    -------------------
Joseph V. Mariner, Jr.        2,500          $2.00           $ 2,825
                              2,500          $1.44             4,225
                              1,500          $3.31               -0- (1)
                              -----                          -------
                              6,500                          $ 7,050
                              =====                          =======

Larry J. Parsons              2,500          $2.00           $ 2,825
                              2,500          $1.44             4,225
                              1,500          $3.31               -0- (1)
                             ------                          -------
                              6,500                          $ 7,050
                              =====                          =======

Scott K. Upfield              2,500          $1.44           $ 4,225
                              1,500          $3.31               -0- (1)
                              -----                          -------
                              4,000                           $4,225
                              =====                           ======

Richard W. Griner             2,500          $4.81         $     -0- (1)
                              1,500          $3.31               -0- (1)
                              -----                           -------
                              4,000                         $    -0-
                              =====                           =======
_________________
(1) The Company's stock price at August 31, 1998 was below the option price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

James E. Upfield was, during the fiscal year, an officer of the Company and a member of the Compensation Committee of the Board of Directors. Mr. Upfield has engaged in certain transactions with the Company described under the heading "MANAGEMENT TRANSACTIONS."

                      MANAGEMENT TRANSACTIONS

At the Annual Meeting of Stockholders of the Company held December 21, 1976, the Company's stockholders approved a Share Purchase Agreement ("Agreement") among the Company, Mr. James E. Upfield and Republic National Bank of Dallas (succeeded by NationsBank of Texas, N.A.), as trustee (the "Trustee"), pursuant to which the Company may purchase, or may be required, following the death of Mr. Upfield, to purchase from the estate of Mr. Upfield (the "Estate") up to that maximum number of shares of Common Stock whose aggregate purchase price (as computed below) does not exceed the lesser of (a) the sum of (i) the estate, inheritance, legacy and succession taxes (including any interest collected as a part of such taxes) imposed because of Mr. Upfield's death and (ii) the amount of funeral and administrative expenses allowable as deductions in computing the taxable estate of Mr. Upfield under
Section 2053 of the Code or (b) the amount paid to the Trustee pursuant to the Agreement upon and by reason of the death of Mr. Upfield pursuant to a life insurance policy in the amount of $500,000 carried by the Company on the life of Mr. Upfield.

The purpose of the Agreement is to provide an orderly means for the Estate to raise funds to pay all estate and inheritance taxes and funeral and administrative expenses without necessitating the sale of a large number of shares of Common Stock in the over-the-counter market, an event which, in the opinion of the Company would have, primarily because of the limited volume of trading in such shares, a potentially serious adverse effect on the market price of the Common Stock.

The purchase price of a share of Common Stock under the Agreement is an amount equal to 90% of the mean between the highest and lowest quoted selling price for a share of Common Stock in any public securities exchange or market, if available, or otherwise the mean between the bona fide closing bid and asked prices therefor in said exchange or market, on the date of death of Mr. Upfield, or if no such sales or bid and asked prices are available on such date, then the weighted average of the mean between the highest and lowest selling prices, or bona fide bid and asked prices, as the case may be, for a share of Common Stock on the nearest trading date before and the nearest trading date after the date of death of Mr. Upfield (such average to be weighted inversely by the respective number of trading dates between the selling dates or the price quotation dates and such date of death in the same manner used in determining the valuation of stock for federal estate tax purposes as set forth in Treasury Regulation 20.2031-2(d) promulgated by the Commissioner of Internal Revenue under Section 2031 of the Code). Such purchase price would have been $3.16 if computed as of January 22, 1999.

The Estate will not be obligated to sell any shares of Common Stock under the Agreement unless prior to the closing of such sale the Estate has obtained a ruling from the Internal Revenue Service, or an opinion of counsel satisfactory in form and content to the Estate, to the effect that the purchase by the Company will be treated as a distribution in full payment and exchange therefor under Section 302(b) of the Code. The Company will not be required to purchase any shares of Common Stock under the Agreement if and to the extent that such a purchase would result in an impairment of its capital or would otherwise be in violation of applicable state law relative to the Company's purchase of its shares of Common Stock.

The Company, pursuant to the Agreement, has transferred to the Trustee, as beneficiary, an existing life insurance policy on the life of Mr. Upfield in the amount of $500,000. The Company is the owner of such insurance policy; however, under certain conditions described below, Mr. Upfield will have the right to purchase all, or any part, of such policy. The premium payable by the Company for such insurance policy is $21,049 per year. The premiums paid by the Company are not deductible by it for federal income tax purposes, and the proceeds of the policy when paid to the Trustee and used to purchase the shares of Common Stock under the Agreement or transferred to the Company will not constitute income to the Company for federal income tax purposes.

The Trustee is to hold in its custody until the death of Mr. Upfield or termination of the Agreement (in which event it is to return to the Company) the insurance policy on the life of Mr. Upfield. Upon and after the death of Mr. Upfield, the Trustee is to make claim for, collect, hold, deposit or invest, and pay over the proceeds of the insurance policy on the life of Mr. Upfield and any deposits or investments thereof and interest earned thereon for the account of the Company. In the event the proceeds from such insurance policy are greater than the amount required to purchase the shares of Common Stock from the Estate, such excess will be paid to the Company. The Company will reimburse the Trustee for its expenses in carrying out the provisions of the Agreement and will pay reasonable and customary compensation to the Trustee for its services under the Agreement.

The Agreement may be terminated (a) upon the determination of bankruptcy or the dissolution of the Company, (b) upon the cessation of regular business of the Company, (c) at the option of the Company, in the event the purchase price thereunder exceeds 200% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Mr.Upfield's death, (d) at the option of the Estate, in the event the purchase price thereunder is less than 75% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Mr. Upfield's death or
(e) by the mutual written consent of Mr. Upfield or the Estate and the Company. In addition, if Mr. Upfield disposes, during his lifetime, of all of the Common Stock he owned, as of the date of the Agreement, the Agreement will be terminated.

The Agreement provides that if it is terminated during Mr. Upfield's life, he will have the right to purchase from the Company any part or all of the insurance policy on his life and then subject to the Agreement. The purchase price of such insurance policy will be equal to its cash surrender value, net of any policy indebtedness, plus any unearned premium thereon at the date of purchase. As of the date of this Proxy Statement, the amount payable under this Agreement by the Company to repurchase shares of Common Stock from the Chairman's estate could not exceed $500,000, all of which is payable from the proceeds of the life insurance policy maintained by the Company for this purpose.

Temco Fireplace Products, Inc. ("TFPI"), a subsidiary of the Company, leases a manufacturing plant and related real property in Manchester, Tennessee from HUTCO, a California partnership of which Mr. Upfield is a general partner. The Manchester facility, which was originally subject to a five-year lease with an option to purchase between TFPI and the former owner, was acquired by HUTCO upon the assignment to it of TFPI's option to purchase following TFPI's inability to secure financing upon acceptable terms. The lease between TFPI and HUTCO was for a twenty-five year term commencing November 15, 1989 and provided for monthly rental payments of $13,020 (subject to certain scheduled rent escalations based upon increases in the consumer price index). During the 1994 fiscal year, the Company entered into a new twenty-five year lease agreement with HUTCO. The new lease agreement provided for a 30,000 square foot expansion to the facility with monthly rental payments of $21,500 that commenced on January 1, 1996. The new lease is subject to certain scheduled rent escalations based upon increases in the consumer price index.

In the opinion of management of the Company, the lease of the TFPI manufacturing facility from HUTCO was consummated on terms and conditions as favorable to the Company as terms and conditions obtainable from non-affiliated parties.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Stock Market initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, directors and greater than ten percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1998 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                     STOCKHOLDER PROPOSALS FOR
                           ANNUAL MEETING

Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the Annual Meeting of Stockholders of the Company to be held in 2000 must submit such proposals so as to be received by the Company at 5400 LBJ Freeway, Suite 1375, Dallas, Texas 75240 on or before October 6, 1999.

                           MISCELLANEOUS

The Board of Directors has appointed Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending August 31, 1999. Ernst & Young acted as the Company's independent auditors for the fiscal year ended August 31, 1998. A representative of Ernst & Young will attend the annual meeting of stockholders to be held March 4, 1999, will have an opportunity to make a statement, and will respond to appropriate questions from stockholders.

                           OTHER MATTERS

It is intended that, as to any other matter of business, which may be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the discretion of the person or persons voting the same.


Management of the Company does not know of any such other matters of business.

                                     By Order of the Board of
                                     Directors



                                     James E. Upfield
                                     Chairman of the Board
February 9, 1999

                       TEMTEX INDUSTRIES, INC

        Proxy Solicited on Behalf of the Board of Directors
                For Annual Meeting of Stockholders,
                           March 4, 1999


The undersigned hereby constitutes and appoints James E. Upfield and E. R. Buford, and either of them, each with full power of substitution and revocation, as the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of Stockholders of Temtex Industries, Inc. (the "Company"), to be held at the Lincoln City Club, 5440 LBJ Freeway, 3rd Floor, Dallas, Texas 75240, Terrace Room, at 10:00 a.m. on March 4, 1999, and any adjournments thereof, and to vote the shares of Common Stock of the Company standing in the name of the undersigned with all powers the undersigned would possess if personally present at the meeting.


(1)Election of Directors                       Names of Nominees:
                                               James E. Upfield, E. R.
                                               Buford; Joseph V.
                                               Mariner, Jr.; Larry J.
                           Withhold [   ]      Parsons; Scott K.
  For [ ] All nominees     Authority to        Upfield; Richard W.
  named (except as         vote for all        Griner (Instruction: To
  marked to the            nominees named      withhold authority to
  contrary)                                    vote for any individual
                                               nominee, write the
                                               nominee's name on the
                                               following line.)
                                               ________________________

     (2) In their discretion to vote upon such other business as may properly come before the meeting.

              (continued and to be signed on reverse)

Please sign exactly as name appears below. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ______________        ____________________________________
                             Signature
                             _____________________________________
                             Signature (if held jointly)

                             No postage is required if returned in
                             the enclosed envelope and mailed in
                             the United States.

                             Stockholders who are present at the
                             meeting may withdraw their proxy and
                             vote in person if they so desire.